Exhibit 99.1

PRESS RELEASE
Investor Relations Contact:
Investor Relations
Embarcadero Technologies
Investor@Embarcadero.com
415/834-3131

FOR IMMEDIATE RELEASE

EMBARCADERO TECHNOLOGIES TRADES UNDER SYMBOL EMBTE

ON NASDAQ STOCK MARKET

San Francisco, California – April 11, 2005 – Embarcadero Technologies, Inc. (Nasdaq: EMBTE), a provider of data lifecycle management solutions, today announced that it began trading under the symbol EMBTE on April 8, 2005. The addition of the “E” to the Company’s trading symbol is the result of the company not timely filing its Annual Report on Form 10-K for the year ended December 31, 2004.

Nasdaq notified Embarcadero on April 6, 2005 that its securities would be subject to delisting from the Nasdaq National Market due to a violation of Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing of all required reports with the Securities and Exchange Commission.

On April 7, 2005, subsequent to receipt of the delisting notice, Embarcadero filed its Annual Report on Form 10-K for fiscal 2004. Embarcadero has informed Nasdaq of this filing and expects that the “E” will be removed when Nasdaq has completed its review of the Annual Report.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBTE) is a provider of data lifecycle management solutions that help leading companies build, optimize, test, and manage their critical data, database, and application infrastructure. Nearly 11,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies products to manage the explosive growth in data and ensure optimal performance of their complex, multi-platform applications and systems. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit http://www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with potential delisting from the Nasdaq Stock Market and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.